                                                                    EXHIBIT 12.1

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

  The following table reflects the computation of the ratio of earnings to fixed charges for the years indicated.

                                        YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------
                            1991       1992       1993      1994       1995
                          ---------  ---------  --------  ---------  ---------
Computation of Earnings:
 Loss from Continuing
  Operations
  Before Income Taxes,
   Extraordinary Item
   and Cumulative Effect
   of Change in
   Accounting for Income
   Taxes................  $(159,781) $(101,306) $(33,695) $(108,995) $(159,936)
 Add:
  Interest Expense(1)...    323,123    296,031   282,252    315,541    363,826
  Interest Portion of
   Rent Expense.........      5,445      5,899     6,065      6,840      7,883
  Amortization of
   Capitalized
   Interest.............      2,067      2,106     2,162      2,320      2,802
  Amortization of
   Deferred Financing
   Costs................      1,853        --        --         --         --
  Equity in Net Loss of
   Affiliates...........      3,380      9,402    12,827     25,002     70,364
                          ---------  ---------  --------  ---------  ---------
  Earnings as Adjusted..  $ 176,087  $ 212,132  $269,611  $ 240,708  $ 284,939
                          =========  =========  ========  =========  =========
Computation of Fixed
 Charges:
 Interest Expense(1)....  $ 323,123  $ 296,031  $282,252  $ 315,541  $ 363,826
 Interest Portion of
  Rent Expense..........      5,445      5,899     6,065      6,840      7,883
 Capitalized Interest...        396        766       908      2,377      7,233
 Amortization of
  Deferred Financing
  Costs.................      1,853        --        --         --         --
                          ---------  ---------  --------  ---------  ---------
 Fixed Charges..........  $ 330,817  $ 302,696  $289,225  $ 324,758  $ 378,942
                          =========  =========  ========  =========  =========
 Ratio of Earnings to
  Fixed Charges.........        .53        .70       .93        .74        .75
                          =========  =========  ========  =========  =========
 Deficiency in Earnings
  Required to Cover
  Fixed Charges.........  $ 154,730  $  90,564  $ 19,614  $  84,050  $  94,003
                          =========  =========  ========  =========  =========

- --------
(1)Interest Expense includes Amortization of Deferred Financing Costs for all years except the year ended December 31, 1991.